Exhibit 20.1


                   A&A ESTABLISHES $200 MILLION CREDIT FACILITY

                          FOR GENERAL CORPORATE PURPOSES


   NEW YORK, March 27 -- Alexander & Alexander Services Inc. (A&A) today announced that it has entered into a new $200 million, three-year revolving credit facility that will be available for general corporate purposes.

     Chemical Bank and J.P. Morgan acted as agents for an international group that included 11 other banks.  The new facility replaces a $150 million revolving credit line, which had no borrowings outstanding.  In addition, the

   Company had more than $300 million in operating funds at year-end 1994.

     A&A Chairman & CEO Frank G. Zarb said, "The agreement is part of our plans to continue strengthening A&A's financial position.  The larger credit facility further improves our financial flexibility and expands our options for growing the Company."

      Alexander & Alexander Services Inc. [NYSE: AAL] provides professional risk management consulting, insurance brokerage and human resource consulting services from offices in 80 countries.